Exhibit 99.2

November 9, 2007

To:	Gregory T. Osborn
Chairman of the Celsia Board of Directors

Letter of Resignation

As we advised you, I understood that I had been terminated as a director in August, 2007. At that time, my name was deleted from the directors’ list on Celsia’s web page. Since then, I have not received any information regarding any developments of Celsia. I have not been asked or been invited to take part in any board decisions of Celsia and I have not even been advised of any board meetings and received no minutes. All of these acts confirmed that I was no longer a director.

Additionally, Celsia terminated me as an officer purportedly “for cause” as defined in my Employment Agreement. Celsia then incorrectly described my termination in its SEC filings without reference to any “for cause” reason. While the reasons to support the “for cause” are false and defamatory and can be disproved by Celsia’s own records, the “for cause” should have been disclosed in the SEC filing. The SEC filing also stated Celsia was continuing to negotiate separate terms with me when, as of that date, it was not. I have always stated I want only what I am entitled to receive under my Employment Agreement and applicable laws - nothing more and nothing less. In fact, when Celsia refused to comply with its obligations to me, I was forced to bring a lawsuit where I am claiming compensation in accordance with all agreements between me and Celsia. That lawsuit should also have been disclosed as a material event.

For all of these reasons, I understood I was no longer a director. Despite all of this, Celsia’s lawyers say I am still a director. To avoid any misunderstanding and because I would not be a director of Celsia as it is now operated, I hereby resign as a director effective back to August 9, 2007 or such later time as the law requires.

/s/ Håkan Wretsell

Håkan Wretsell